CHELSEA THERAPEUTICS INTERNATIONAL LTD.

EXECUTIVE SEVERANCE PLAN

and

SUMMARY PLAN DESCRIPTION

APRIL 16, 2013

INTRODUCTION

Chelsea Therapeutics International Ltd. (the “Company”) has established the Chelsea Therapeutics International Ltd. Executive Severance Plan (the “Plan”), effective as of April 16, 2013, for the benefit of its eligible employees. The Plan is designed to give the Company a basis to provide severance pay to certain employees who are terminated from employment. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan, as interpreted by the Plan Administrator (as defined below).

The Company, as Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan. Nothing in the Plan will be construed to give any employee the right to receive severance benefits or to continue in the employment of the Company. The Plan is unfunded, has no trustee and is administered by the Plan Administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. §2510.3-2(b). The Plan is intended to be a “separation pay plan” under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the regulations issued thereunder and related guidance, and shall be maintained, interpreted and administered accordingly. Please review the section entitled “Amendment and Termination of the Plan” regarding the Company’s reservation of rights to amend or terminate the Plan.

This Plan supersedes all prior severance pay plans and practices, whether formal or informal or written or unwritten, of the Company, effective for any termination of employment on or after the Effective Date. The Plan does not supersede written severance agreements between the Company and an individual employee, but no severance pay shall be provided under this Plan to an employee who is eligible to receive severance pay under a written severance or employment agreement with the Company.

GENERAL INFORMATION

1.	Plan Name:	Chelsea Therapeutics International Ltd. Executive Severance Plan

2.	Plan Number:	502

3.	Employer/Plan Sponsor:	Chelsea Therapeutics International Ltd.
3530 Toringdon Way, Suite 200
Charlotte, NC 28277

4.	Employer Identification Number:	20-3174202

5.	Type of Plan:	Welfare Benefit – Severance Pay Plan

6.	Plan Administrator:	Chief Executive Officer
c/o Chelsea Therapeutics International Ltd.
3530 Toringdon Way, Suite 200
Charlotte, NC 28277

7.	Agent for Service of Process:	Chief Financial Officer
Chelsea Therapeutics International Ltd.
3530 Toringdon Way, Suite 200
Charlotte, NC 28277

8.	Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of the Company.

9.	Type of Administration:	The Plan is administered by the Plan Administrator.

10.	Plan Year:	The Plan’s fiscal records are kept on a fiscal year basis ending each December 31.

COVERAGE

Each of the employees of the Company, as indentified on Schedule A (each an “Eligible Executive”), are eligible to participate in the Plan, except as otherwise set forth herein.

ELIGIBILITY

A.	When An Employee Is Eligible

The Company may make severance payments to any Eligible Executive whom the Company determines, in its sole and exclusive discretion, has incurred an involuntary termination of employment, except as specified below. In order to receive severance benefits, the Eligible Executive must be notified by the Company in writing of his eligibility for benefits under the Plan, must be provided a Company-approved waiver/release of all claims arising out of the Eligible Executive’s employment relationship with the Company and the termination of that relationship, must sign and not revoke such waiver/release within the requisite time periods specified in the waiver/release form, and must return all the Company property, including files, manuals, keys, access cards, credit cards and the Company-owned equipment in the employee’s possession. The Eligible Executive may also be required, in the discretion of the Company, to agree to any confidentiality, non-competition, non-solicitation, non-disparagement and other covenants as the Company, in its sole discretion, deems appropriate, and the Eligible Executive may be required to agree to such additional terms and conditions related to the termination of the employment relationship that the Company, in its sole discretion, decides to require as a condition of receiving severance benefits hereunder.

B.	When An Employee Is Not Eligible

Notwithstanding the foregoing, an Eligible Executive is not eligible for severance pay in any of the following circumstances:

1.	The Eligible Executive voluntarily resigns; unless the Eligible Executive resigns for “good reason” within 12 months of a change in control of the Company. For these purposes, “good reason” means a material reduction in the Eligible Executive’s base pay or bonus opportunity or an involuntary relocation of his or her principal place of employment in excess of 50 miles from its prior location, where the Eligible Executive provides the Company with notice of the existence of one or more of the conditions described above within 30 days of the initial existence of the condition, and the Company is provided with 30 days after the receipt of such notice to remedy the condition. A “change in control” under the Plan means the occurrence of any of the following: (A) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (B) any person not a shareholder of the Company on the date of the Plan becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuing Directors); provided that a traditional institutional or venture capital financing transaction shall be excluded from this definition; or (C) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing less than 50% of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuing Directors). For these purposes, “Continuing Directors” of the Company will mean any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

2.	The Eligible Executive is discharged by the Company for “cause.” For these purposes, “cause” means (A) embezzlement, theft, misappropriation or conversion by the Eligible Executive of any property of the Company or any of its subsidiaries or affiliates; (B) any breach by the Eligible Executive of the Eligible Executive’s covenants under the Plan or any agreement with the Company; (C) failure or refusal by the Eligible Executive to perform the duties of his or her employment which continues for a period of fourteen days following notice thereof by the Company to the Eligible Executive; (D) any act by the Eligible Executive constituting a felony or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (E) conviction of, or plea of nolo contendere (or a similar plea), to, or the failure of the Eligible Executive to contest his prosecution for, any other criminal offense; (F) any violation of any law, rule or regulation affecting business operations of the Company or its subsidiaries or affiliates, regulatory disqualification or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its subsidiaries or affiliates; (G) gross negligence or willful misconduct on the part of the Eligible Executive in the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (H) any act or omission to act of the Eligible Executive intended to harm or damage the business, property, operations, financial condition or reputation of the Company or any of its subsidiaries or affiliates; or (I) any chemical dependence of the Eligible Executive which adversely affects the performance of his or her duties and responsibilities to the Company or any of its subsidiaries or affiliates.

3.	Prior to or on the last day of scheduled employment, the Eligible Executive dies or experiences a physical or mental condition entitling the Eligible Executive to disability benefits or workers compensation.

4.	The Eligible Executive leaves the employment of the Company under any other circumstances not specifically described in “When An Employee Is Eligible” above.

5.	The Eligible Executive transfers employment to a Company affiliate or joint venture.

6.	The Eligible Executive’s termination of employment is related to a corporate transaction, such as a sale of assets (including the sale of a division or business unit) or a sale of stock, and the employee is employed or is offered employment on terms that do not create a “good reason” by a successor entity in the transaction.

7.	The Company ceases to perform a service or function for a client because the client commences to perform that service or function, and the Eligible Executive is offered employment by the client.

8.	The Company determines, before or after termination of employment, that the Eligible Executive violated any terms or conditions relating to the Eligible Executive’s employment or termination of employment or any policies of the Company.

9.	The Eligible Executive is eligible to receive severance benefits under any other severance plan, or any employment agreement, severance agreement or other agreement or arrangement of the Company or any successor entity.

PLAN BENEFITS

The amount of severance pay to an Eligible Executive will be determined in accordance with the following standard schedule:

The greater of (a) 12 months of base salary or (b) two months of base salary plus an additional month of base salary for each year of service with the Company.

In calculating years of service for purposes of this Plan, an Eligible Executive’s service will be calculated in whole years of service from the Eligible Executive's most recent date of hire with the Company (disregarding partial years). For example, if an Eligible Executive has worked for the Company for five years and seven months, benefits will be calculated based on five years of completed service. The Company may, in its sole discretion, offset the severance pay benefit under this Plan by the amount of any severance pay benefit previously paid under this Plan or any predecessor severance plan or policy of the Company.

Base pay is an Eligible Executive’s rate of wages or salary as of the date of termination of employment, excluding all extra pay such as incentive bonuses, overtime pay, commissions or other allowances.

Severance pay benefits under this Plan will be reduced by amounts required to be withheld by the Company under all federal, state and local tax or other applicable laws, and by any amount paid or to be paid by or on behalf of the Company in compliance with any WARN obligation or obligation under a similar state or local law (other than state unemployment compensation; benefits under this Plan are intended to supplement any benefits available under a state unemployment compensation program).

Severance payments will be made from the general assets of the Company. Severance payments will be paid in regular payroll installments, with severance being paid or commencing as soon as practicable after the Eligible Executive’s termination of employment (subject to the requirements set forth in the section below entitled “Compliance With Code Section 409A”), provided the Eligible Executive signs and does not revoke the required waiver/release and the Eligible Executive returns all the Company property as described under “When An Employee Is Eligible” above, and the Eligible Executive complies with all applicable covenants. Eligible Executives who meet all other applicable requirements for severance hereunder but who do not sign the required waiver/release, or who revoke such waiver/release during the applicable revocation period, will not be eligible for severance benefits.

Severance payments under this Plan will be in addition to any amounts accrued and owing to an Eligible Executive as of the date of termination, such as the Eligible Executive’s final paycheck for his or her service through the termination date and payment for any accrued and unused paid time off if and to the extent payable at or following termination under a Company paid time off or leave policy. Severance pay will not be used or considered in the computation or accrual of benefits under any other benefit plan or program except to the extent explicitly permitted in such plan or program. In the event a former employee entitled to severance pay under this Plan dies before receiving all of the severance payments due to the former employee, any remaining payments shall be paid to the former employee's estate.

COMPLIANCE WITH CODE SECTION 409A

This Plan is intended to meet the requirements of the separation pay plan exemption under Code section 409A. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Code section 409A, the Plan will be operated in compliance with the applicable requirements of Code section 409A and its corresponding regulations. Any payment from the Plan that is subject to the requirements of Code section 409A may only be made in a manner and upon an event permitted by Code section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service. Payments upon termination of employment may only be made upon a “separation from service” under section 409A. Each payment under the Plan shall be treated as a separate payment for purposes of section 409A. In no event may an employee, directly or indirectly, designate the calendar year of any payment to be made under the Plan. If the maximum period during which an employee has the ability to consider and revoke a waiver/release hereunder would span two taxable years of the employee, then, regardless of when the employee signs the waiver/release and the revocation period expires, payment of severance benefits hereunder will be made or commence no earlier than the beginning of the second of such taxable years.

CLAIMS PROCEDURE

Adverse Benefit Determinations

Each terminated employee who has been determined to be eligible to receive benefits under the Plan may contest the administration of the benefits (but not the level of benefits) by completing and filing a written claim for reconsideration with the Plan Administrator. If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the terminated employee, in writing, within 90 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision.

The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the terminated employee:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the terminated employee to perfect the claim and an explanation as to why such information is necessary; and

4.	an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Appeal of Adverse Benefit Determinations

The terminated employee or his or her duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. The terminated employee or his or her duly authorized representative may:

1.	request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the terminated employee’s claim for benefits.

The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by the terminated employee relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review.

The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by the terminated employee:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	the terminated employee’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of the employee’s right to bring a civil action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If the terminated employee or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to the terminated employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

PLAN ADMINISTRATION

The Plan Administrator is the named fiduciary of the Plan for purposes of ERISA. The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved to the Company as Plan sponsor). The Plan Administrator shall correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan. The decisions of the Plan Administrator in all matters relating to the Plan that are within the scope of his/her authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

ACTION BY THE COMPANY

Any action taken by the Company under the Plan shall be taken by the Company’s Board of Directors or the Compensation Committee of the Board of Directors.

AMENDMENT AND TERMINATION OF THE PLAN

The Company reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason; provided, however, that no such amendment or termination may adversely affect an Eligible Executive’s severance entitlements for terminations that occur on or prior to December 31, 2014 or, if later, within 12 months following a change in control (as defined in "When An Employee Is Not Eligible” above) that occurs on or prior to December 31, 2014.

ERISA RIGHTS STATEMENT

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information about Your Plan and Benefits

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

SCHEDULE A

ELIGIBLE EXECUTIVES

Art Hewitt

Nick Riehle

Michael Roberts

Bill Schwieterman